Exhibit 99.1

-8655
FOR IMMEDIATE RELEASE For more information contact: Mandi Hogan (805) 981-8655

LTC REPORTS 2025 SECOND QUARTER RESULTS

-- Raises 2025 Guidance to Include $400 Million of Completed and Anticipated Near-Term Investments --

-- Investments Expected to More than Double Size of SHOP Portfolio --

-- Backfilling Pipeline with Additional SHOP Transactions --

WESTLAKE VILLAGE, CALIFORNIA, August 4, 2025 -- LTC Properties, Inc. (NYSE: LTC) (“LTC” or the “Company”), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced operating results for the second quarter ended June 30, 2025.

	Three Months Ended
	June 30,
(unaudited, amounts in thousands, except per share data)	2025	2024
Total revenues	$60,240	$50,116
Net income available to common stockholders	$14,938	$19,188
Diluted earnings per common share	$0.32	$0.44

NAREIT funds from operations attributable to common stockholders ("FFO")(1)	$23,382	$28,244
NAREIT diluted FFO per common share(1)	$0.51	$0.65

FFO attributable to common stockholders, excluding non-recurring items ("Core FFO")(1)	$31,393	$29,266
Diluted Core FFO per share(1)	$0.68	$0.67

Funds available for distribution ("FAD")(1)	$25,623	$29,548
Diluted FAD per share(1)	$0.56	$0.68

FAD, excluding non-recurring items ("Core FAD")(1)	$32,550	$28,662
Diluted Core FAD per share(1)	$0.71	$0.66

(1)	Represents non-GAAP financial measures. A reconciliation of these measures is included in the tables at the end of this press release.

More detailed financial information is available in the tables at the end of this press release, the Company’s Supplemental Operating and Financial Data presentation for the 2025 second quarter, and its Form 10-Q, as filed with the Securities and Exchange Commission, which can be found in the Investor Relations section of www.ltcreit.com.

“Growth is front and center for LTC. With $400 million of investments now included in our guidance, our SHOP portfolio will more than double in size. Even with this level of increased investment activity, we are continuing to backfill our pipeline with an additional accretive SHOP transactions as we transform our company from a small cap, triple-net REIT to a larger, more diversified seniors housing focused REIT,” said LTC’s co-CEOs Pam Kessler and Clint Malin. “We have established a strong platform for meaningful growth, and with ample access to capital, we are excited about the opportunities ahead to drive shareholder value well into the future.”

Second Quarter 2025 Financial Results:

●	Total revenues increased $10.1 million, primarily due to the conversion of Anthem’s and New Perspective’s triple-net portfolios into the Company’s seniors housing operating portfolio (“SHOP”) authorized by the Real Estate Investment Trust (“REIT”) Investment Diversification and Empowerment Act of 2007 (“RIDEA”).
●	Expenses increased $13.5 million, due to recognition of SHOP operating expenses, higher transaction costs related to RIDEA platform costs and SHOP conversions, and higher general and administrative expenses due to an employee’s retirement, offset by lower interest expense and provision for credit losses, as well as reduced property tax expense.
●	Income allocated to non-controlling interests increased by $1.1 million, due to new consolidated joint ventures formed in 2024 related to an increase in the Company’s sale lease-back financing receivable.
●	Net income available to common shareholders decreased by $4.3 million, primarily due to an increase in transaction costs and general and administrative expense, offset by lower interest expense and a net increase due to SHOP conversions.

2025 Second Quarter Update:

RIDEA Conversions and Loan Origination

●	As previously announced, converted 13 properties with a total of 832 units and a combined gross book value of $174.8 million under Anthem’s and New Perspective’s triple-net leases into SHOP. In connection with the New Perspective conversion, LTC paid a $6.0 million lease termination fee and received a $500,000 working capital note payoff from New Perspective. During the second quarter of 2025, LTC received $2.5 million of net operating income from these conversions, which is approximately $780,000 more than under the triple-net leases for the same period last year; and
●	Originated a $42.3 million mortgage loan, with initial funding of $38.4 million. The loan term is five years with a fixed yield of 8.5%, and is secured by a 250-unit independent living, assisted living and memory care community in Florida.

Debt and Equity

●	Borrowed $19.7 million under the Company’s unsecured revolving line of credit;
●	Repaid $5.5 million in scheduled principal paydowns on the Company’s senior unsecured notes; and
●	Sold 149,500 shares of common stock, generating $5.3 million of net proceeds under an equity distribution agreement.

Activities subsequent to June 30, 2025:

●	Acquired a 67-unit seniors housing community offering assisted living and memory care services in California, within LTC’s SHOP segment for $35.2 million, with an estimated year-one yield of 7%. In connection with the acquisition, the Company entered into a management agreement with an affiliate of Discovery Senior Living, an operator new to LTC;
●	Amended the Prestige Healthcare (“Prestige”) mortgage loan secured by 14 skilled nursing centers in Michigan. The Company has provided Prestige an option to prepay the loan without penalty during a 12-month window starting in July 2026, subject to customary conditions and contingent on Prestige’s ability to obtain replacement financing. In consideration for granting the prepayment option, the amendment eliminated the 8.5% current pay rate and reverted monthly interest payments to the full contractual interest rate of 11.14%, effective July 1, 2025, and escalates annually. Prestige paid full contractual interest in the second quarter 2025 and in July 2025, and none of Prestige’s security was used to pay the difference between the contractual interest rate and prior current pay interest rate. As of June 30, 2025, LTC held $6.1 million in security on behalf of Prestige;
●	Entered into a new four-year unsecured credit agreement maturing in July 2029 to replace LTC’s previous unsecured credit agreement. The new credit agreement increased the aggregate commitment on the revolver from $425.0 million to $600.0 million, and provides the opportunity to increase the commitment size to a total of $1.2 billion. Additionally, the unsecured credit agreement provides for a one-year extension option, subject to customary conditions. Material terms of the unsecured credit agreement remain unchanged. In connection with the new credit agreement, the two $50.0 million term loans that were maturing over the next 16 months were rolled into the revolving credit line, keeping the interest rate swap agreements intact through November 2025 at 2.3% and November 2026 at 2.4%;
●	Borrowed $41.9 million under the Company’s unsecured revolving line of credit;
●	Repaid $7.0 million in scheduled principal paydowns on the Company’s senior unsecured notes; and
●	Disclosed that Genesis Healthcare, Inc. (Genesis) filed for Chapter 11 bankruptcy on July 9, 2025, exercised their five-year lease renewal option, and is current on its contractual rent obligations through August 2025. LTC holds $4.7 million of security in a letter of credit from Genesis as required by the master lease.

Investment Pipeline

The Company expects to close investments totaling approximately $320.0 million over the next 60 days. Of this amount, $320.0 million, approximately $60.0 million represents an 8.25% five-year mortgage loan. The remaining $260.0 million represents SHOP investments at an anticipated average year-one yield of 7%. Upon closing these transactions, the Company’s SHOP segment will represent nearly 20% of its total portfolio.

Balance Sheet and Liquidity as of June 30, 2025:

LTC’s total liquidity was $640.4 million, including:

●	$7.6 million of cash on hand;
●	$256.4 million available under its unsecured revolving line of credit; and
●	Capacity to issue up to $376.4 million of common stock under LTC’s equity distribution agreements.

Proforma Balance Sheet and Liquidity as of June 30, 2025:

LTC’s total liquidity was $673.6 million, including:

●	$7.6 million of cash on hand;
●	$289.6 million available under its unsecured revolving line of credit; and
●	Capacity to issue up to $376.4 million of common stock under LTC’s equity distribution agreements.

Guidance

The Company raised 2025 full-year guidance, as the result of $400.0 million of completed and anticipated near-term investments, as follows:

●	GAAP net income attributable to LTC increased from $3.38 and $3.42 per share, to $3.45 and $3.48 per share;
●	Diluted Core FFO increased to $2.67 and $2.71 per share, from $2.65 and $2.69 per share; and
●	Diluted Core FAD increased to between $2.80 and $2.83 per share, from $2.78 and $2.82 per share.

LTC’s updated 2025 full-year guidance excludes potential asset sales other than planned sales previously announced, financings, or equity issuances, and includes only those transactions closed to date or expected to close within the next 60 days, as well as the following revised assumptions:

●	Increased SHOP net operating income (“NOI”) between $10.4 million and $15.6 million for 2025, or $17.3 million and $35.7 million annualized;
●	Increased SHOP FAD capital expenditures to the range of $660,000 to $920,000, or approximately $1,200 to $1,400 annualized per unit; and
●	Increased general and administrative expenses to between $29.0 million and $29.8 million.

Information and a reconciliation of funds from operations attributable to common stockholders, excluding non-recurring items, (“Core FFO”) and funds available for distribution, excluding non-recurring items, (“Core FAD”) can be found in the tables at the end of this press release.

Conference Call Information

LTC will conduct a conference call on Tuesday, August 5, 2025, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on its performance and operating results for the quarter ended June 30, 2025. The conference call is accessible by telephone and the internet. Interested parties may access the live conference call via the following:

Webcast	https://ir.ltcreit.com/
USA Toll-Free Number	(877) 407-8634
International Number	(201) 689-8502

Additionally, an audio replay of the call will be available three hours after the live call through August 19, 2025 via the following:

USA Toll-Free Number	(877) 660-6853
International Number	(201) 612-7415
Access ID	13754897

About LTC

LTC is a real estate investment trust (REIT) focused on seniors housing and health care properties, investing through RIDEA, triple-net leases, joint ventures, and structured finance solutions. The Company’s portfolio includes nearly 200 properties across approximately 25 states, operated by more than 25 partners. Based on gross real estate investments, assets are evenly balanced between seniors housing and skilled nursing centers. Learn more at www.LTCreit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, adopted pursuant to the Private Securities Litigation Reform Act of 1995. Statements that are not purely historical may be forward-looking. You can identify some of the forward-looking statements by their use of forward-looking words, such as “believes,” “expects,” “may,” “will,” “could,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or the negative of those words or similar words. Examples of forward-looking statements include the Company’s 2025 full-year guidance and statements regarding the Company’s investment pipeline, expected SHOP portfolio size, anticipated growth, and future strategy. Forward-looking statements involve inherent risks and uncertainties regarding events, conditions and financial trends that may affect the Company’s future plans of operation, business strategy, results of operations and financial position. A number of important factors could cause actual results to differ materially from those included within or contemplated by such forward-looking statements, including, but not limited to, the Company’s dependence on its operators for revenue and cash flow; operational and legal risks and liabilities under the Company’s new segment of RIDEA structure properties, government regulation of the health care industry; changes in federal, state, or local laws limiting REIT investments in the health care sector; federal and state health care cost containment measures including reductions in reimbursement from third-party payors such as Medicare and Medicaid; required regulatory approvals for operation of health care facilities; a failure to comply with federal, state, or local regulations for the operation of health care facilities; the adequacy of insurance coverage maintained by the Company’s operators; the Company’s reliance on a few major operators; the Company’s ability to renew leases or enter into favorable terms of renewals or new leases; the impact of inflation, operator financial or legal difficulties; the sufficiency of collateral securing mortgage loans; an impairment of the Company’s real estate investments; the relative illiquidity of the Company’s real estate investments; the Company’s ability to develop and complete construction projects; the Company’s ability to invest cash proceeds for health care properties; a failure to qualify as a REIT; the Company’s ability to grow if access to capital is limited; and a failure to maintain or increase the Company’s dividend. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the discussion under “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, the Company’s subsequent Quarterly Report on Form 10-Q, and the Company’s publicly available filings with the Securities and Exchange Commission. The Company does not undertake any responsibility to update or revise any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise. Although the Company’s management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.

(financial tables follow)

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues:
Rental income	$30,177	$31,657	$61,621	$65,206
Resident fees and services (1)	11,950	—	11,950	—
Interest income from financing receivables (2)	7,084	3,830	14,086	7,660
Interest income from mortgage loans	9,680	12,661	18,859	25,109
Interest and other income	1,349	1,968	2,755	3,507
Total revenues	60,240	50,116	109,271	101,482

Expenses:
Interest expense	8,014	10,903	15,927	21,948
Depreciation and amortization	8,776	9,024	17,938	18,119
Seniors housing operating expenses (1)	9,419	—	9,419	—
Provision for credit losses	387	703	3,439	727
Transaction costs	6,706	380	7,147	646
Property tax expense	2,795	3,247	5,902	6,630
General and administrative expenses	8,447	6,760	15,418	13,251
Total expenses	44,544	31,017	75,190	61,321

Income before unconsolidated joint ventures, real estate dispositions and other items	15,696	19,099	34,081	40,161

Gain (loss) on sale of real estate, net	332	(32)	503	3,219
Income tax benefit	81	—	81	—
Income from unconsolidated joint ventures	439	671	4,104	1,047
Net income	16,548	19,738	38,769	44,427
Income allocated to non-controlling interests	(1,456)	(377)	(2,997)	(836)
Net income attributable to LTC Properties, Inc.	15,092	19,361	35,772	43,591
Income allocated to participating securities	(154)	(173)	(317)	(338)
Net income available to common stockholders	$14,938	$19,188	$35,455	$43,253

Earnings per common share:
Basic	$0.33	$0.44	$0.78	$1.01
Diluted	$0.32	$0.44	$0.77	$1.00

Weighted average shares used to calculate earnings per
common share:
Basic	45,714	43,171	45,524	43,030
Diluted	46,028	43,463	45,838	43,322

Dividends declared and paid per common share	$0.57	$0.57	$1.14	$1.14

(1)	Represents the Company’s seniors housing operating portfolio (“SHOP”) operating income and expense.
(2)	Represents rental income from acquisitions through sale-leaseback transactions, subject to leases that contain purchase options. In accordance with GAAP, the properties are required to be presented as Financing receivables on the Consolidated Balance Sheets and the rental income to be presented as Interest income from financing receivables on the Consolidated Statements of Income.

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share amounts)

	June 30, 2025	December 31, 2024
	(unaudited)	(audited)
ASSETS
Investments:
Land	$109,881	$118,209
Buildings and improvements	1,148,060	1,212,853
Accumulated depreciation and amortization	(392,516)	(405,884)
Operating real estate property, net	865,425	925,178
Properties held-for-sale, net of accumulated depreciation: 2025—$29,284; 2024—$1,346	42,458	670
Real property investments, net	907,883	925,848
Financing receivables,(1) net of credit loss reserve: 2025—$3,614; 2024—$3,615	357,824	357,867
Mortgage loans receivable, net of credit loss reserve: 2025—$3,562; 2024—$3,151	353,253	312,583
Real estate investments, net	1,618,960	1,596,298
Notes receivable, net of credit loss reserve: 2025—$441; 2024—$477	43,694	47,240
Investments in unconsolidated joint ventures	17,793	30,602
Investments, net	1,680,447	1,674,140

Other assets:
Cash and cash equivalents	7,609	9,414
Debt issue costs related to revolving line of credit	809	1,410
Interest receivable	64,454	60,258
Straight-line rent receivable	20,187	21,505
Lease incentives	2,893	3,522
Prepaid expenses and other assets	18,958	15,893
Total assets	$1,795,357	$1,786,142

LIABILITIES
Revolving line of credit	$168,550	$144,350
Term loans, net of debt issue costs: 2025—$117; 2024—$192	99,883	99,808
Senior unsecured notes, net of debt issue costs: 2025—$976; 2024—$1,058	428,024	440,442
Accrued interest	2,882	3,094
Accrued expenses and other liabilities	51,111	45,443
Total liabilities	750,450	733,137

EQUITY
Stockholders’ equity:
Common stock: $0.01 par value; 110,000 shares authorized; shares issued and outstanding: 2025—46,065; 2024—45,511	461	455
Capital in excess of par value	1,099,049	1,082,764
Cumulative net income	1,761,207	1,725,435
Accumulated other comprehensive income	2,188	3,815
Cumulative distributions	(1,905,398)	(1,851,842)
Total LTC Properties, Inc. stockholders’ equity	957,507	960,627
Non-controlling interests	87,400	92,378
Total equity	1,044,907	1,053,005
Total liabilities and equity	$1,795,357	$1,786,142

(1)	Represents acquisitions through sale-leaseback transactions, subject to leases that contain purchase options. In accordance with GAAP, the properties are required to be presented as financing receivables on the Consolidated Balance Sheets.

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, amounts in thousands)

	Six Months Ended
	June 30,
	2025	2024
OPERATING ACTIVITIES:
Net income	$38,769	$44,427
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,938	18,119
Stock-based compensation expense	5,048	4,522
Gain on sale of real estate, net	(503)	(3,219)
Income tax benefit	(81)	—
Income from unconsolidated joint ventures	(4,104)	(1,047)
Income distributions from unconsolidated joint ventures	4,138	421
Straight-line rent adjustment	1,075	598
Adjustment for collectability of straight-line rental income	243	321
Adjustment for collectability of lease incentives	249	—
Amortization of lease incentives	380	438
Provision for credit losses	3,439	727
Application of interest reserve	—	(233)
Amortization of debt issue costs	780	535
Other non-cash items, net	46	48
Change in operating assets and liabilities
Lease incentives funded	—	(1,594)
Increase in interest receivable	(7,107)	(4,135)
(Decrease) increase in accrued interest payable	(212)	1,132
Net change in other assets and liabilities	(500)	(3,034)
Net cash provided by operating activities	59,598	58,026
INVESTING ACTIVITIES:
Investment in real estate properties	—	(319)
Investment in real estate capital improvements	(2,495)	(3,635)
Proceeds from sale of real estate, net	3,186	25,664
Investment in real estate mortgage loans receivable	(41,535)	(16,054)
Principal payments received on mortgage loans receivable	451	2,393
Investments in unconsolidated joint ventures	(192)	(11,164)
Proceeds from liquidation of investments in unconsolidated joint ventures	13,000	—
Advances and originations under notes receivable	—	(188)
Principal payments received on notes receivable	888	2,294
Net cash used in investing activities	(26,697)	(1,009)
FINANCING ACTIVITIES:
Borrowings from revolving line of credit	53,600	19,200
Repayment of revolving line of credit	(29,400)	(39,700)
Principal payments on senior unsecured notes	(12,500)	(10,000)
Proceeds from common stock issued	13,785	10,974
Payments of common share issuance costs	(205)	(116)
Distributions paid to stockholders	(53,556)	(49,403)
Acquisition of and distribution paid to non-controlling interests	(1,188)	(109)
Financing costs paid	(22)	(411)
Cash paid for taxes in lieu of shares upon vesting of restricted stock	(5,209)	(1,533)
Other	(11)	(31)
Net cash used in financing activities	(34,706)	(71,129)
Decrease in cash and cash equivalents	(1,805)	(14,112)
Cash and cash equivalents, beginning of period	9,414	20,286
Cash and cash equivalents, end of period	$7,609	$6,174

See LTC’s most recent Quarterly Report on Form 10-Q for Supplemental Cash Flow Information

Supplemental Reporting Measures

FFO and FAD are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO and FAD as supplemental measures of operating performance. The Company believes FFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. LTC believes that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO and FAD facilitate like comparisons of operating performance between periods. Occasionally, the Company may exclude non-recurring items from FFO and FAD in order to allow investors, analysts and management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing the Company’s FFO to that of other REITs.

The Company defines FAD as FFO excluding the effects of straight-line rent, amortization of lease inducement, effective interest income, deferred income from unconsolidated joint ventures, non-cash compensation charges, capitalized interest and non-cash interest charges. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in the consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. Effective interest method, as required by GAAP, is a technique for calculating the actual interest rate for the term of a loan based on the initial origination value. Similar to the accounting methodology of straight-line rent, the actual interest rate is higher than the stated interest rate in the early years of a loan thus creating an effective interest receivable asset included in the interest receivable line item in the consolidated balance sheet and reduces down to zero when, at some point during the loan term, the stated interest rate is higher than the actual interest rate. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

While the Company uses FFO and FAD as supplemental performance measures of the cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO and FAD

The following table reconciles GAAP net income available to common stockholders to each of NAREIT FFO attributable to common stockholders and FAD (unaudited, amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

GAAP net income available to common stockholders	$14,938	$19,188	$35,455	$43,253
Add: Depreciation and amortization	8,776	9,024	17,938	18,119
(Less) Add: (Gain) loss on sale of real estate, net	(332)	32	(503)	(3,219)
NAREIT FFO attributable to common stockholders	23,382	28,244	52,890	58,153

Add (Less): Non-recurring items (1)	8,011	1,022	8,416	(1,355)
FFO, excluding non-recurring items ("Core FFO")	$31,393	$29,266	$61,306	$56,798

NAREIT FFO attributable to common stockholders	$23,382	$28,244	52,890	58,153
Non-cash income:
Add: Straight-line rent adjustment	497	48	1,075	598
Add: Amortization of lease incentives	182	205	629	438
Add: Other non-cash contra-revenue	—	321	243	321
Less: Effective interest income	(1,529)	(2,293)	(2,930)	(3,937)
Net non-cash income	(850)	(1,719)	(983)	(2,580)

Non-cash expense:
Add: Non-cash compensation charges	2,795	2,320	5,048	4,522
Add: Provision for credit losses	387	703	3,439	727
Less: Recurring capital expenditures	(91)	—	(91)	—
Net non-cash expense	3,091	3,023	8,396	5,249

Funds available for distribution ("FAD")	25,623	29,548	60,303	60,822

Add (Less): Non-recurring items (1)	6,927	(886)	4,268	(3,263)
FAD, excluding non-recurring items ("Core FAD")	$32,550	$28,662	$64,571	$57,559

(1)	See the reconciliation of non-recurring items on the following page for further detail.

Reconciliation of FFO and FAD (continued)

The following table continues the reconciliation between GAAP net income available to common stockholders and each of NAREIT FFO attributable to common stockholders and FAD by reconciling the non-recurring items (unaudited, amounts in thousands):

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2025		2024		2025		2024
Reconciliation of non-recurring adjustments to NAREIT FFO:
Provision for credit losses reserve recorded upon origination (1)	$384		$1,635		$384		$1,635
Recovery for credit losses related to loan payoffs (1)	—		(934)		—		(934)
Provision for credit losses related to the write-off of loan receivables and related interest receivable	—		—		3,064	(5)	—
Add: Total provision for credit losses non-recurring adjustments	384		701		3,448		701
Add: Straight-line rent receivable write-off	—		321	(3)	—		321	(3)
Add: Lease termination fee payment	5,971	(2)	—		5,971	(2)	—
Add: One-time general and administrative expenses related to an employee retirement	1,136		—		1,136		—
Add: One-time transaction costs associated with the startup of new RIDEA platform	520		—		823		—
Deduct: Income from unconsolidated joint venture related to the 13% exit IRR received	—		—		(2,962)	(6)	—
Deduct: One-time rental income related to sold properties	—		—		—		(2,377)	(7)
Total non-recurring adjustments to NAREIT FFO	$8,011		$1,022		$8,416		$(1,355)

Reconciliation of non-recurring adjustments to FAD:
Deduct: Income from unconsolidated joint venture related to the 13% exit IRR received	$—		$(866)	(4)	$—		$(886)	(4)
Add: Lease termination fee payment	5,971	(2)	—		5,971	(2)	—
Add: One-time cash general and administrative expenses related to an employee retirement	436		—		436		—
Add: One-time transaction costs associated with the startup of new RIDEA platform	520		—		823		—
Deduct: One-time rental income related to sold properties	—		—		(2,962)	(6)	(2,377)	(7)
Total non-recurring cash adjustments to FAD	$6,927		$(866)		$4,268		$(3,263)

(1)	A 1% credit loss reserve is taken upon origination of loan receivables and financing transactions, then decreased as the balance is paid down through scheduled principal payments and payoffs.
a.	During 2025, LTC originated a $42,300 mortgage loan, with initial funding of $38,350, secured by a 250-unit seniors housing community, consisting of independent living, assisted living and memory care services.
b.	During 2024, LTC acquired $163,460 of properties accounted for as financing receivables and received $102,435 from the payoff of three mortgage loans.
(2)	Represents a one-time lease termination fee paid to an operator for the conversion of the operator’s triple-net lease into SHOP.
(3)	Represents the straight-line rent receivable write-off related to a lease that converted to fair market rent during 2Q 2024. The straight-line rent write-off is a contra-revenue on the Consolidated Statements of Income.
(4)	The exit IRR income was received upon the payoff of three mortgage loans in 2024. The exit IRR was previously recorded ratably over the term of the loan through effective interest income.
(5)	Represents the write-off of a working capital note and related interest receivable balance in connection with the transition to RIDEA.
(6)	Represents the 13% exit IRR received in connection with the redemption of LTC’s preferred equity investment in a joint venture during 1Q 2025. The exit IRR was not previously recorded.
(7)	Represents one-time rent credit received in connection with the sale of a 110-unit assisted living community in Wisconsin. The rent credit was provided to the operator during the new construction lease-up.

Reconciliation of FFO and FAD (continued)

The following table continues the reconciliation between GAAP net income available to common stockholders and each of NAREIT FFO attributable to common stockholders and FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Basic NAREIT FFO attributable to common stockholders per share	$0.51	$0.65	$1.16	$1.35
Diluted NAREIT FFO attributable to common stockholders per share	$0.51	$0.65	$1.15	$1.34

Diluted NAREIT FFO attributable to common stockholders	$23,382	$28,417	$52,890	$58,491
Weighted average shares used to calculate NAREIT diluted FFO attributable to common stockholders per share	46,028	43,767	45,838	43,613

Basic Core FFO per share	$0.69	$0.68	$1.35	$1.32
Diluted Core FFO per share	$0.68	$0.67	$1.34	$1.31

Diluted Core FFO	$31,547	$29,439	$61,623	$57,136
Weighted average shares used to calculate diluted Core FFO per share	46,297	43,767	46,112	43,613

Basic FAD per share	$0.56	$0.68	$1.32	$1.41
Diluted FAD per share	$0.56	$0.68	$1.31	$1.40

Diluted FAD	$25,623	$29,721	$60,620	$61,160
Weighted average shares used to calculate diluted FAD per share	46,028	43,767	46,112	43,613

Basic Core FAD per share	$0.71	$0.66	$1.42	$1.34
Diluted Core FAD per share	$0.71	$0.66	$1.41	$1.33

Diluted Core FAD	$32,704	$28,835	$64,888	$57,897
Weighted average shares used to calculate diluted Core FAD per share	46,297	43,767	46,112	43,613

Reconciliation of FFO and FAD (continued)

Guidance

The Company raised guidance for the 2025 full year. The following guidance ranges reflect management's view of current and future market conditions. There can be no assurance that the Company's actual results will not differ materially from the estimates set forth below. Except as otherwise required by law, the Company assumes no, and hereby disclaims any, obligation to update any of the foregoing guidance ranges as a result of new information or new or future developments. The 2025 full year guidance is as follows (unaudited, amounts in thousands, except per share amounts):

	Full Year 2025 Guidance
	Low		High
GAAP net income attributable to LTC Properties, Inc.	$3.45		$3.48
Less: Gain on sale, net of impairment loss	(1.76)		(1.76)
Add: Depreciation and amortization	0.77		0.77
Add: Effect of dilutive securities	0.02		0.02
Diluted NAREIT FFO attributable to common stockholders	2.48		2.51
Add: Non-recurring one-time items(2)	0.19		0.20
Diluted Core FFO	$2.67	(1)	$2.71	(1)

Diluted NAREIT FFO attributable to common stockholders	$2.48		$2.51
Less: Non-cash income	(0.04)		(0.04)
Add: Non-cash expense	0.27		0.28
Less: Recurring capital expenditures	(0.01)		(0.02)
Diluted FAD	2.70		2.73
Add: Non-recurring one-time items(3)	0.10		0.10
Diluted Core FAD	$2.80	(1)	$2.83	(1)

(1)	The guidance assumptions include the following:
a)	Transactions announced or closed to date;
b)	Conversion of Anthem’s and New Perspective’s triple-net portfolios of 13 properties with a total of 832 units into the Company’s new SHOP segment;
c)	SHOP NOI for the 2025 full-year in the range of $10,400 to $15,600, or $17,300 to $35,700 annualized;
d)	SHOP FAD capital expenditures for the 2025 full-year in the range of $660 to $920, or $1.2 to $1.4 annualized per unit; and
e)	General and administrative expenses for the full year of 2025 between $29,000 and $29,800.
f)	The guidance excludes additional investments beyond those closed to date or expected to close in the next 60 days, potential asset sales, financing, or equity issuances.
(2)	Represents items included in the reconciliation of non-recurring items above on page 10, as well as the following:
a)	Incremental RIDEA ramp-up and execution costs of approximately $1,100 to $1,500, of which $823 were expensed during the first half of 2025; and
b)	1% loan loss reserve on the approximate $60,000 mortgage loan origination discussed above in Investment Pipeline.
(3)	Represents items included in the reconciliation of non-recurring items above on page 10, as well as the incremental RIDEA ramp-up and execution costs of approximately $1,100 to $1,500, of which $823 were expensed during the first half of 2025.